                                                                     EXHIBIT 2.1


         As permitted by Item 601(b)(2) of Regulation S-K, the Company has not filed any schedules or exhibits with this Exhibit No. 2.1. Listed below is a brief description of the omitted schedules and exhibits. The Company agrees to furnish supplementally a copy of any of such omitted schedules and exhibits to the Commission upon request.

EXHIBITS

A            Joint Plan of Reorganization

SCHEDULES

2.2(b)       Subsidiaries of Dailey
2.2(c)(ii)   Existing Option Plans
2.2(e)       Conflicts
2.2(f)       Liabilities
2.2(h)       Changes in the Conduct of Business
2.2(i)       Litigation
2.2(j)       Employee Benefit Plans
2.2(k)       Tax Returns
2.2(l)       Environmental Matters
2.2(m)       Severance Payments
2.2(n)       Brokers
2.2(p)       Contracts
2.2(q)(ii)   Compliance with Leases
2.2(r)       Insurance Policies
2.2(s)       Loans
3.2(e)       Exceptions
3.2(j)       Exceptions

                              ACQUISITION AGREEMENT


                                  BY AND AMONG


                         WEATHERFORD INTERNATIONAL, INC.

                                       AND

                           DAILEY INTERNATIONAL INC.,
                          DAILEY ENERGY SERVICES, INC.,
                     DAILEY INTERNATIONAL SALES CORPORATION
                        COLOMBIA PETROLEUM SERVICES CORP.
                     INTERNATIONAL PETROLEUM SERVICES, INC.
               DAILEY ENVIRONMENTAL REMEDIATION TECHNOLOGIES, INC.
                        DAILEY WORLDWIDE SERVICES, CORP.
                        AIR DRILLING INTERNATIONAL, INC.
                                       AND
                           AIR DRILLING SERVICES, INC.





                                  MAY 21, 1999

                                TABLE OF CONTENTS



ARTICLE I          THE TRANSACTIONS...............................................................................1
         1.1       Closing Date...................................................................................1
         1.2       The Transactions...............................................................................2

ARTICLE II         REPRESENTATIONS AND WARRANTIES.................................................................2
         2.1       Representations and Warranties of Weatherford..................................................2
                                    (a)     Organization..........................................................2
                                    (b)     Authorization and Validity of Agreement
                                            and Issuance of Weatherford Shares....................................2
                                    (c)     Ownership of Dailey Notes.............................................3
                                    (d)     No Conflict...........................................................3
                                    (e)     Commission Filings....................................................3
                                    (f)     Disclosure Statement..................................................3
         2.2       Representations and Warranties of Dailey.......................................................4
                                    (a)     Organization..........................................................4
                                    (b)     Dailey Subsidiaries...................................................4
                                    (c)     Capitalization........................................................4
                                    (d)     Authorization and Validity of Agreement...............................5
                                    (e)     No Approvals or Notices Required; No Conflict
                                            with Instruments to which Dailey is a Party...........................5
                                    (f)     Commission Filings; Financial Statements..............................6
                                    (g)     Disclosure Statement..................................................7
                                    (h)     Conduct of Business in the Ordinary Course;
                                            Absence of Certain Changes and Events.................................7
                                    (i)     Litigation............................................................7
                                    (j)     Employee Benefit Plans................................................8
                                    (k)     Taxes................................................................10
                                    (l)     Environmental Matters................................................11
                                    (m)     Severance Payments...................................................12
                                    (n)     Brokers..............................................................12
                                    (o)     Compliance with Laws.................................................12
                                    (p)     Contracts............................................................12
                                    (q)     Title to Property....................................................13
                                    (r)     Insurance Policies...................................................14
                                    (s)     Loans................................................................14

ARTICLE III        COVENANTS OF DAILEY...........................................................................14
         3.1       Certain Covenants Concerning the Prospective Bankruptcy Cases.................................14
         3.2       Conduct of Business by Dailey Pending the Closing Date........................................15

ARTICLE IV         COVENANTS OF WEATHERFORD PRIOR TO THE EFFECTIVE TIME..........................................18
         4.1       Reservation of Weatherford Stock..............................................................18
         4.2       Stock Exchange Listing........................................................................18

ARTICLE V          ADDITIONAL AGREEMENTS.........................................................................18
         5.1       Filings; Consents; Reasonable Efforts.........................................................18



         5.2       Notification of Certain Matters...............................................................18
         5.3       Certain Fees and Expenses.....................................................................19

ARTICLE VI         CONDITIONS....................................................................................20
         6.1       Conditions to Obligations of Each Party.......................................................20
         6.2       Additional Conditions to Obligations of Weatherford...........................................20
         6.3       Additional Conditions to Obligations of Dailey................................................22

ARTICLE VII        GENERAL PROVISIONS............................................................................23
         7.1       Survival of Representations and Warranties....................................................23
         7.2       Public Statements.............................................................................23
         7.3       Assignment....................................................................................23
         7.4       Notices.......................................................................................23
         7.5       Governing Law.................................................................................24
         7.6       Severability..................................................................................24
         7.7       Counterparts..................................................................................24
         7.8       Headings......................................................................................24
         7.9       Confidentiality Agreements....................................................................24
         7.10      Entire Agreement: Third Party Beneficiaries...................................................24
         7.11      Waiver and Amendment..........................................................................24


EXHIBIT A - Joint Plan of Reorganization

                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT dated as of May 21, 1999 (this "Agreement"), is made and entered into by and among Weatherford International, Inc., a Delaware corporation ("Weatherford"), Dailey International Inc., a Delaware corporation ("Dailey"), and the subsidiaries of Dailey set forth on the signature pages hereof (the "Subsidiary Parties").

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of Weatherford, Dailey, and the Subsidiary Parties have approved an acquisition of Dailey by Weatherford (the "Acquisition"), in connection with which (i) all of Dailey's outstanding
9 1/2% Senior Notes due 2008 (the "Dailey Notes") will be cancelled, and the holders thereof (the "Dailey Noteholders") will receive in exchange shares of the common stock, $1.00 par value per share, of Weatherford ("Weatherford Common Stock"), having an aggregate market value of $185,000,000, (ii) all of the issued and outstanding shares of Class A common stock, $0.01 par value per share, of Dailey ("Dailey Class A Common Stock") and Class B Common Stock, $0.01 par value per share, of Dailey ("Dailey Class B Common Stock" and collectively with the Dailey Class A Common Stock, the "Dailey Common Stock") will be cancelled, and the holders thereof will receive in exchange shares of Weatherford Common Stock having an aggregate market value of $10,000,000, and
(iii) Dailey shall issue 1,000 newly-issued shares of common stock of Dailey (the "New Dailey Stock") to Weatherford, in each case as more fully described herein (together with the other transactions contemplated by this Agreement, the "Transactions");

         WHEREAS, Weatherford is a Dailey Noteholder;

         WHEREAS, following the execution of this Agreement by the parties hereto, each of Dailey and the Subsidiary Parties will file a voluntary petition for relief (the "Bankruptcy Cases") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), together with a Joint Plan of Reorganization in the form attached hereto as Exhibit A (the "Plan") and to which this Agreement shall be an Exhibit and a Disclosure Statement (as defined herein); and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Transactions;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                THE TRANSACTIONS

         1.1 CLOSING DATE. The closing of the Transactions (the "Closing") shall take place at the offices of Andrews & Kurth L.L.P, Houston, Texas, as soon as practicable after the confirmation of the Plan by the Bankruptcy Court and the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time and place and on such other date as Weatherford and Dailey shall agree; provided that each of the closing conditions set forth in Article VI hereof shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date."

         1.2 THE TRANSACTIONS. Subject to the terms and conditions of this Agreement and consistent with the terms of the Plan, on the Closing Date:

                  (a) (i) As more fully described in the Plan, holders of allowed interests under the Plan, based upon ownership of Dailey Common Stock, shall share pro rata according to share ownership in the Weatherford-Old DII Equity Consideration (as defined in the Plan).

                           (ii) As more fully described in the Plan, holders of allowed claims under the Plan, based upon ownership of the Dailey Notes, shall share pro rata in the Weatherford-Senior Note Holder Consideration (as defined in the Plan).

                  (b) Dailey shall issue to Weatherford 1,000 shares of New Dailey Stock, whereupon Weatherford shall become the sole stockholder of Dailey.

                  (c) Any outstanding Dailey Options (as defined herein) shall be canceled pursuant to the Plan, and all Dailey Option Plans (as defined herein) shall automatically be terminated.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF WEATHERFORD. Weatherford hereby represents and warrants to Dailey and the Subsidiary Parties that:

                  (a) Organization. Weatherford is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Weatherford has all requisite corporate power and corporate authority to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing would not have a material adverse effect on the financial condition of Weatherford and its subsidiaries, taken as a whole (a "Weatherford MAE"). Weatherford is duly qualified to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified would not have a Weatherford MAE. Weatherford has heretofore delivered to Dailey true and complete copies of Weatherford's Restated Certificate of Incorporation, as amended (the "Weatherford Certificate"), and Weatherford's bylaws as in existence on the date hereof.

                  (b) Authorization and Validity of Agreement and Issuance of Weatherford Shares. The execution and delivery by Weatherford of this Agreement and the consummation by Weatherford of the transactions contemplated hereby (including the issuance of shares of Weatherford's Common Stock in accordance with the terms of this Agreement and the
         Plan) have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Weatherford and is the legal valid and binding obligation of Weatherford, enforceable against Weatherford in accordance with its terms, subject to the approval of the Bankruptcy Court. Upon issuance of the shares of Weatherford Common Stock to be issued pursuant to the terms of this Agreement and the Plan, such shares shall be validly issued, fully paid and non-assessable.

                  (c) Ownership of Dailey Notes. Weatherford has, and on the Closing Date will have, good and valid title to at least $60,550,000 aggregate principal amount of Dailey Notes, free and clear of all liens and encumbrances.

                  (d) No Conflict. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien or encumbrance upon any of the properties or assets of Weatherford under, any provision of (i) the Weatherford Certificate or bylaws of Weatherford, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, guaranty or other financial assurance agreement or other agreement, instrument, permit, concession, franchise or license applicable to Weatherford, and
         (iii) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Weatherford, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or liens or encumbrances that individually or in the aggregate would not have a Weatherford MAE. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to Weatherford in connection with the execution and delivery of this Agreement by Weatherford or the consummation by Weatherford of the Transactions, except for (i) the approval of the Plan by the Bankruptcy Court, (ii) the filing of a pre-merger notification and report form by Weatherford under the HSR Act, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices as are set forth in
         Schedule 2.1(d).

                  (e) Commission Filings. Weatherford has filed all reports and documents required to filed with the Securities and Exchange Commission (the "Commission") since December 31, 1997. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Weatherford with the Commission since December 31, 1997, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Weatherford Commission Filings." As of the respective dates of their filing with the Commission or, if any such Weatherford Commission Filings were amended, as of the date of the filing of such amendment, the Weatherford Commission Filings complied, and as of the Closing Date will comply, in all material respects with the applicable requirements of the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), as the case may be, and the applicable rules and regulations of the Commission thereunder, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (f) Disclosure Statement. The information provided by Weatherford in writing expressly for inclusion in the Disclosure Statement (as defined herein) will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.2 REPRESENTATIONS AND WARRANTIES OF DAILEY. Dailey and the Subsidiary Parties hereby jointly and severally represent and warrant to Weatherford that:

                  (a) Organization. Dailey is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Dailey has all requisite corporate power and corporate authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not (i) have a material adverse effect on the assets, properties, business, operations, or condition (financial or otherwise) of Dailey and the Dailey Subsidiaries (as defined below), taken as a whole or (ii) prevent or materially adversely affect the ability of Dailey to perform and comply with its obligations under this Agreement, or any other agreement to be executed and delivered in connection with the Transactions (a "Dailey MAE"). Dailey is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not have a Dailey MAE. Dailey is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Dailey MAE. Dailey has heretofore delivered to Weatherford true and complete copies of Dailey's Certificate of Incorporation (the "Dailey Certificate") and bylaws, as in existence on the date hereof.

                  (b) Dailey Subsidiaries. Schedule 2.2(b) sets forth a list of all corporations, partnerships, limited liability companies and other entities of which Dailey owns, directly or indirectly, an equity interest (such entities referred to herein as the "Dailey Subsidiaries"). The Dailey Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have the requisite power and authority (as a corporation, partnership, limited liability company or otherwise) to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where the failure to be so organized, existing or in good standing would not have a Dailey MAE. The Dailey Subsidiaries are duly qualified to transact business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not have a Dailey MAE. All the outstanding shares of capital stock or other ownership interests of the Dailey Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person. All such stock and ownership interests are owned of record and beneficially by Dailey or by an Dailey Subsidiary, free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature. Dailey has heretofore delivered to Weatherford true and complete copies of each respective Dailey Subsidiary's organizational documents, as in existence on the date hereof.

                  (c) Capitalization.

                           (i) The authorized capital stock of Dailey consists
                  of 20,000,000 shares of Dailey Class A Common Stock, 10,000,000 shares of Dailey Class B Common Stock, and 5,000,000 shares of preferred stock, $0.01 par value per share ("Dailey Preferred Stock"). As of the date of this Agreement, there were 5,129,004 shares of Dailey Class A Common Stock issued and outstanding, 5,000,000 shares of Dailey Class B Common Stock issued and outstanding and 574,651 shares of Dailey Common Stock were held as treasury shares. There are no outstanding shares of Dailey Preferred Stock. A total of 976,031 shares of Dailey Common Stock have been reserved for issuance pursuant to the stock options and warrants described in Section 2.2(c)(ii). All issued and outstanding shares of Dailey Common Stock are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person, and no holder thereof is entitled to preemptive rights. Dailey is not a party to, and is not aware of, (i) any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or (ii) except for agreements that are filed (or incorporated by reference) as exhibits to Dailey's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 10-K"), any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Dailey.

                           (ii) Schedule 2.2(c)(ii) sets forth a list of all
                  existing plans pursuant to which options to purchase shares of Dailey Common Stock may be issued (the "Dailey Option Plans"). Each unexpired and unexercised option to purchase shares of Dailey Common Stock (the "Dailey Options") granted under each Dailey Option Plan or otherwise that has an exercise price of less than $3.75 is identified on Schedule 2.2(c)(ii). Other than as set forth in this Section 2.2(c) or in Schedule 2.2(c)(ii), there are not now and at the Effective Time there will not be any (A) shares of capital stock or other equity securities of Dailey outstanding other than Dailey Common Stock issued pursuant to the exercise of the Dailey Options or
                  (B) outstanding options (other than the Dailey Options), warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Dailey, or contracts, understandings or arrangements to which Dailey is a party, or by which it is or may be bound, to issue additional shares of its capital stock (other than the issuance of the New Dailey Stock pursuant to this Agreement and the Plan) or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                  (d) Authorization and Validity of Agreement. Dailey and each Subsidiary Party has all requisite corporate power and authority to enter into this Agreement, the Plan, the Technology Transfer Agreement, dated as of May 18, 1999, among Dailey, Weatherford, Robert A. Evans and Evans Engineering & Manufacturing Inc. (the "Technology Agreement"), and the other agreements and instruments contemplated to be executed and delivered by it in connection with the Transactions (collectively with the Technology Agreement, the "Other Agreements") and to perform its respective obligations hereunder and thereunder, subject only to the confirmation of the Plan by the Bankruptcy Court. The execution and delivery by Dailey and each Subsidiary Party of this Agreement and any of the Other Agreements to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Dailey and each Subsidiary Party and is the valid and binding obligation of Dailey and each Subsidiary Party enforceable against it in accordance with its terms. The Other Agreements, when executed and delivered by Dailey and each Subsidiary Party, will constitute valid and binding obligations of Dailey and each Subsidiary Party, enforceable against it in accordance with their respective terms.

                  (e) No Approvals or Notices Required; No Conflict with Instruments to which Dailey is a Party. The execution and delivery of this Agreement and the Other Agreements do not, and the consummation of the Transactions and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien or encumbrance upon any of the properties or assets of Dailey or any of the Dailey Subsidiaries under, any provision of (i) the Dailey Certificate or bylaws of Dailey or any of the Dailey Subsidiaries, (ii) except as set forth in Schedule 2.2(e), any loan or credit agreement, note, bond, mortgage, indenture, lease, guaranty or other financial assurance agreement or other agreement, instrument, permit, concession, franchise or license applicable to Dailey or any of the Dailey Subsidiaries or any of their respective properties or assets, and (iii) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Dailey or any of the Dailey Subsidiaries or their respective properties or assets, other than (A), in the case of clause (ii), any such conflicts, violations, defaults, rights or liens or encumbrances that individually or in the aggregate would not have a Dailey MAE and (B) conflicts or defaults arising solely out of the filing of the Bankruptcy Cases. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Dailey or any of the Dailey Subsidiaries in connection with the execution and delivery of this Agreement by Dailey or the consummation by Dailey of the Transactions, except for (i) confirmation of the Plan by the Bankruptcy Court, (ii) the filing of a pre-merger notification and report form by Dailey under the HSR Act and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices as are set forth in Schedule 2.2(e).

                  (f) Commission Filings; Financial Statements. Dailey has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Commission. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Dailey with the Commission since August 31, 1996, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Dailey Commission Filings." Dailey has heretofore delivered to Weatherford copies of the Dailey Commission Filings. As of the respective dates of their filing with the Commission or, if any such Dailey Commission Filings were amended, as of the date of the filing of such amendment, the Dailey Commission Filings complied, and as of the Closing Date will comply, in all material respects with the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All documents required to be filed as exhibits to Dailey Commission Filings pursuant to the Exchange Act and the Securities Act and the rules and regulations thereunder have been so filed.

                  Each of the consolidated financial statements (including any related notes or schedules) included in the Dailey Commission Filings
         (i) was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and (ii) except for non-compliance that would not have a Dailey MAE, complied with the rules and regulations of the Commission. Such consolidated financial statements included in the Dailey Commission Filings fairly present the consolidated financial position of Dailey as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to the exclusion of normal year-end audit adjustments and footnote disclosures). As of the date hereof, Dailey has no liabilities, absolute or contingent, that may reasonably be expected to have a Dailey MAE, that are not reflected in the Dailey Commission Filings, except (i) those incurred in the ordinary course of business consistent with past operations and not relating to the borrowing of money (ii) those set forth in Schedule 2.2(f) or (iii) those identified in Dailey's draft Form 10-Q (printer's edgarized proof, as of May 18, 1999, at 4:16 a.m.) for the three months ended March 31, 1999, which has been previously provided to Weatherford (the "Draft 10-Q").

                  (g) Disclosure Statement. The disclosure statement to be filed by Dailey and the Subsidiary Parties with the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and in accordance with Section 3.1(a) hereof, is herein called the "Disclosure Statement." The Disclosure Statement will not, as of the date as of which it speaks, contain an untrue statement of a material fact or omit to state a material fact required to make the statements therein, in light of the circumstances under which they are made, not misleading and will describe accurately in all material respects the business and operations of Dailey and the Dailey Subsidiaries and the provisions of the Plan and this Agreement and will, as of the date of mailing of the Bankruptcy Court-approved Disclosure Statement and other ballot materials to the creditors and shareholders of Dailey, contain "adequate information" (as defined in Section 1125(a)(1) of the Bankruptcy Code) with respect to the Plan, Dailey and the Subsidiary Parties and will describe accurately in all material respects the provisions of the Plan and this Agreement.

                  (h) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since December 31, 1998, except as contemplated by this Agreement or as disclosed in the Dailey Commission Filings or the Draft 10-Q or set forth in Schedule 2.2(h), Dailey and the Dailey Subsidiaries have conducted their respective businesses only in the ordinary and usual course in accordance with past practice, and there has not been: (i) a Dailey MAE; (ii) to the knowledge of Dailey, any other condition, event or development that reasonably may be expected to result in a Dailey MAE; (iii) any change by Dailey in its accounting methods, principles or practices; (iv) any revaluation by Dailey of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice; (v) any entry by Dailey into any commitment or transaction that would be material to Dailey; (vi) any declaration, setting aside or payment of any dividends or distributions in respect of the Dailey Common Stock or any redemption, purchase or other acquisition of any of its securities; (vii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Dailey; (viii) any increase in indebtedness of borrowed money other than borrowing under existing credit facilities, the amount of which is disclosed in Schedule 2.2(h); (ix) any granting of a security interest or lien or encumbrance on any property or assets of Dailey, other than (A) liens or encumbrances for taxes not due and payable and (B) inchoate mechanics', warehousemen's and other statutory liens or encumbrances incurred in the ordinary course of business; or
         (x) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any directors, officers or key employees of Dailey or the Dailey Subsidiaries or for which Dailey or any of the Dailey Subsidiaries would be responsible.

                  (i) Litigation. Except as disclosed in the Dailey Commission Filings or the Draft 10-Q or as set forth in Schedule 2.2(i), there are no claims, actions, suits, investigations, inquiries or proceedings (collectively, "Demands"), pending or, to the knowledge of Dailey, threatened against Dailey or any of the Dailey Subsidiaries or any of their respective properties at law or in equity, or any of their employee benefit plans or fiduciaries of such plans, before or by any Governmental Entity, wherever located (i) that exist today or (ii) that would otherwise, if adversely determined, have a Dailey MAE. Neither Dailey nor any of the Dailey Subsidiaries are subject to any judicial, governmental or administrative order, writ, judgment, injunction or decree.

                  (j)      Employee Benefit Plans.

                           (i) Schedule 2.2(j) provides a description of each of
                  the following that is sponsored, maintained or contributed to by, or to which there is any liability (secondary, contingent or otherwise) of, Dailey, any Dailey Subsidiary or any corporation, trade, business or entity under common control with Dailey or any Dailey Subsidiary within the meaning of
                  Section 414(b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Dailey ERISA Affiliate"), for the benefit of its employees (or former employees) or directors (or former directors), or has been so sponsored, maintained or contributed to within three years prior to the Closing Date:

                                    (A) each "employee benefit plan" (each a
                           "Benefit Plan"), as such term is defined in Section 3(3) of ERISA; and

                                    (B) each stock option plan, collective
                           bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or other arrangement, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.2(j)(i)(A) ("Benefit Program or Agreement").

                  True and complete copies of each of the Benefit Plans and Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, together with (i) the Forms 5500, as applicable, for the three most recent plan years, (ii) all current summary plan descriptions for each such Benefit Plan, and (iii) the most recent Internal Revenue Service determination letters for each such Benefit Plan, as applicable, and all correspondence with the Internal Revenue Service and the Department of Labor within the past thirty-six months relating to such Benefit Plans, Benefit Programs and Agreements have been furnished to Weatherford.

                           (ii) Except as otherwise set forth in Schedule
                  2.2(j),

                                    (A) None of the Benefit Plans are subject to
                           Title IV of ERISA or Section 412 of the Code; no plan is a multiemployer plan within the meaning of Section 3(37) of ERISA; each Benefit Plan is a single employer plan; and no Benefit Plan has engaged in any transaction described in Sections 406 and 407 of ERISA (unless exempt under Section 408) or Section 4975 of the Code (unless exempt), which in the aggregate would have a Dailey MAE;

                                    (B) Each Benefit Plan and each Benefit
                           Program or Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code and timely filing of Form 5500's for each year);

                                    (C) There is no matter pending with respect
                           to any of the Benefit Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Dailey, threatened against, or with respect to, any of the Benefit Plans or Benefit Programs or Agreements or its assets;

                                    (D) No act, omission or transaction has
                           occurred which would result in imposition on Dailey or any Dailey ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to subsections (c),
                           (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, which in the aggregate would have a Dailey MAE;

                                    (E) The execution and delivery of this
                           Agreement and the consummation of the transactions contemplated hereby will not require Dailey or any Dailey ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Benefit Plan or Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Benefit Plan or Benefit Program or Agreement or cause the companies to make accelerated payments; and

                                    (F) Each Benefit Plan intended to be a
                           "qualified plan" under Section 401(a) of the Code is so qualified.

                           (iii) Except as set forth in Schedule 2.2(j),
                  termination of employment of any employee of Dailey or any Dailey Sub immediately after consummation of the Transactions would not result in payments under the Benefit Plans or Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.


                           (iv) Each Benefit Plan may be unilaterally amended or
                  terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                           (v) Except as set forth in Schedule 2.2(j), none of
                  the employees of Dailey or any Dailey Sub are subject to union or collective bargaining agreements.

                           (vi) None of Dailey or any of the Dailey ERISA
                  Affiliates has agreed or is obligated to provide retiree medical coverage, other than COBRA-required coverage, and each of such companies has fully complied with all obligations under COBRA applicable to it.

                  (k) Taxes. Except as set forth in Schedule 2.2(k),

                           (i) all returns and reports, including, without
                  limitation, information and withholding returns and reports ("Tax Returns"), of or relating to any foreign, federal, state or local tax, assessment or other governmental charge ("Taxes" or a "Tax") that are required to be filed on or before the Closing Date by or with respect to Dailey or any Dailey Subsidiary, have been or will be duly and timely filed, all such Tax Returns are or will be true, correct and complete in all material respects, and all Taxes, including interest and penalties, due and payable whether or not shown on any such Tax Return have been or will be duly and timely paid or adequately provided for in reserves established by Dailey in its consolidated financial statements or any such Dailey Subsidiary, except where the failure to file Tax Returns or to pay or provide for Taxes would not result in a Dailey MAE;

                           (ii) the charges, accruals and reserves for Taxes
                  with respect to Dailey and the Dailey Subsidiaries reflected in the consolidated financial statements included in the Dailey Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Dailey or any Dailey Subsidiary through the periods covered thereby and Dailey and any Dailey Subsidiary has (and as of the Closing Date will have) made all estimated tax payments required with respect to Taxes for Tax Returns not yet due;

                           (iii) there is no action, suit, proceeding, audit or
                  claim now proposed or pending against or with respect to Dailey or any Dailey Subsidiary in respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Dailey or any Dailey Subsidiary that has not been adequately provided for in reserves established by Dailey or such Dailey Subsidiary;

                           (iv) no waiver or extension of any statute of
                  limitations or the period of assessment or collection of any Taxes relating to any federal, state, local or foreign Tax matter has been given by or requested from Dailey or any Dailey Subsidiary and no power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority, in either case that will be outstanding as of the Effective Time and the time for filing any Tax Return relating to Dailey has not been extended to a date later than the date of this Agreement;

                           (v) except for statutory liens or encumbrances for
                  current Taxes not yet delinquent, no liens or encumbrances for Taxes exist upon the assets of Dailey or any Dailey Subsidiary;

                           (vi) none of Dailey or any Dailey Subsidiary is a
                  party to or bound by or has an obligation under any written Tax separation, sharing or similar agreement or arrangement;

                           (vii) at the time of the spin-off of MacLaw Holdings,
                  Inc. by Lawrence Administrative Services, Inc. and at the time of the acquisition of Lawrence Administrative Services, Inc. by Dailey, there was no plan or intention to acquire directly or indirectly stock representing a 50 percent or greater interest in MacLaw Holdings, Inc. or Dailey within the meaning of Section 355(e) of the Code.

                  (l) Environmental Matters. Except as set forth in Schedule 2.2(l), (i) the properties, operations and activities of Dailey and each of the Dailey Subsidiaries comply in all material respects with all applicable Environmental Laws; (ii) assuming no change in permitted activities and timely notification of change of ownership, all the material environmental permits of Dailey are transferable; (iii) none of Dailey or any of the Dailey Subsidiaries is subject to any existing, pending or, to the knowledge of Dailey, threatened action, suit, investigation, inquiry, removal, remediation or corrective action requirements, citation, outstanding administrative order, judicial decree or proceeding by or before any governmental authority under any Environmental Law; (iv) except where the failure would not have a Dailey MAE, all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Dailey under any Environmental Law in connection with any aspect of the business of Dailey or any Dailey Subsidiary, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Closing Date, and Dailey and each Dailey Subsidiary is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (v) Dailey and each of the Dailey Subsidiaries has satisfied and is currently in compliance with all financial responsibility requirements applicable to its operations and imposed by any governmental authority under any other Environmental Law, and none of such parties has received any notice of noncompliance with any such requirements; (vi) there are no physical or environmental conditions existing on any property currently owned, leased or operated or previously owned, leased or operated by Dailey or any entity in which it has or had ownership interest that could reasonably be expected to give rise to any on-site or off-site remedial obligations under any Environmental Laws; and (vii) to Dailey's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by Dailey or any Dailey Subsidiary or used in connection with their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under environmental laws to treat, store or dispose of such substances and wastes, and, to the knowledge of Dailey, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending, or threatened action, investigation, inquiry, or corrective action measures by any governmental authority in connection with any Environmental Laws.


                  For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and shall also include PCBs, asbestos, crude oil and refined products; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in CERCLA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, any foreign jurisdiction, the state, county, city and political subdivisions in which the party in question owns or leases property or conducts business, and any agency, department, commission, board, bureau or instrumentality of any of them.

                  (m) Severance Payments. Except as set forth in Schedule 2.2(m), neither Dailey nor any of the Dailey Subsidiaries will have any liability or obligation to pay a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Transactions, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Transactions in the event of the subsequent termination of their employment.

                  (n) Brokers. Except as set forth in Schedule 2.2(n), no broker, investment banker, or other Person acting on behalf of Dailey is or will be entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions.

                  (o) Compliance with Laws. Dailey and each of the Dailey Subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold could not reasonably be expected to have a Dailey MAE (the "Dailey Permits"). All applications with respect to such Dailey Permits, were complete and correct in all material respects when made and Dailey does not know of any reason why any of such permits, licenses, variances, exemptions, orders, franchises and approvals would be subject to cancellation. Dailey and each of the Dailey Subsidiaries are in compliance with the terms of the Dailey Permits except where the failure to so comply could not reasonably be expected to have a Dailey MAE. None of Dailey or any of the Dailey Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to Dailey or any of the Dailey Subsidiaries or their respective business, assets or operations, except for violations and failures to comply that would not have a Dailey MAE.

                  (p) Contracts.

                           (i) Schedule 2.2(p) contains a complete list of the
                  following contracts, agreements, arrangements and commitments:
                  (A) all employment or consulting contracts or agreements to which Dailey or any of the Dailey Subsidiaries is contractually obligated; (B) current leases, sales contracts and other agreements with respect to any real property of Dailey or any of the Dailey Subsidiaries or to which Dailey or any of the Dailey Subsidiaries is contractually obligated and current leases, sales contracts or other agreements with respect to personal property of Dailey or any of the Dailey Subsidiaries or to which Dailey or any of the Dailey Subsidiaries is contractually obligated, in each case having
                  (1) a remaining term of greater than one year or (2) total payments that may be required of Dailey or the Dailey Subsidiaries exceeding $50,000; (C) contracts or commitments for capital expenditures or acquisitions in excess of $500,000 to which Dailey or any of the Dailey Subsidiaries is obligated; (D) agreements, contracts, indentures or other instruments relating to the borrowing of money, or the guarantee of any obligation for the borrowing of money, to which Dailey or any of the Dailey Subsidiaries is a party or any of their respective properties is bound; (E) contracts or agreements or amendments thereto that would be required to be filed as an exhibit to an Annual Report on Form 10-K filed by Dailey as of the date hereof that has not been filed as an exhibit to Dailey's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed by Dailey with the Commission or any report filed with the Commission under the Exchange Act since such date; (F) all material indemnification and guaranty or other similar obligations (other than those obligations which occur in the ordinary course of business) to which Dailey or any of the Dailey Subsidiaries is bound; (G) any outstanding bonds, letters of credit posted or guaranteed by Dailey or any of the Dailey Subsidiaries with respect to any Person, other than those that do not exceed $500,000 in the aggregate (H) any covenants not to compete or other obligations affecting Dailey or any Dailey Subsidiary that would materially restrict any of them or their affiliates from engaging in any business or activity; and (I) contracts under which Dailey or any Dailey Subsidiary has received any material advance, "take-or-pay" or other similar payments and that entitle purchasers to receive deliveries without paying at such time the contract price therefor.

                           (ii) True and correct copies of all the instruments
                  described in Schedule 2.2(p) have been furnished or made available to Weatherford. Except as noted in Schedule 2.2(p), all such agreements, arrangements or commitments are valid and subsisting and each of Dailey and the Dailey Subsidiaries, to the extent each is a party, has duly performed its obligations thereunder in all material respects to the extent such obligations have accrued, and no breach or default exists thereunder by Dailey or the Dailey Subsidiaries or, to the knowledge of Dailey, any other party thereto. There are no material liabilities of any of the parties to any of the contracts between Dailey or any of the Dailey Subsidiaries and third parties arising from any breach of or default in any provision thereof, other than such breaches that, individually or in the aggregate, could not reasonably be expected to have a Dailey MAE, or that would permit the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of Dailey or any of the Dailey Subsidiaries.


                           (iii) The Subsidiary Parties are the only Dailey
                  Subsidiaries that have guaranteed the Dailey Notes or are required to do so pursuant to the indenture for the Dailey Notes.

                  (q) Title to Property.

                           (i) Dailey and each of the Dailey Subsidiaries have
                  good and indefeasible title to, or valid leasehold interests in, all of their properties and assets including all real property and all other properties (tangible or intangible, real or personal) carried on their books as an asset or used exclusively by them in their business.

                           (ii) Except as set forth in Schedule 2.2(q)(ii),
                  Dailey and each of the Dailey Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Dailey and each of the Dailey Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

                  (r) Insurance Policies. Schedule 2.2(r) contains a correct and complete description of all insurance policies of Dailey covering Dailey and the Dailey Subsidiaries, any employees or other agents of Dailey and the Dailey Subsidiaries or any assets of Dailey and the Dailey Subsidiaries. Each such policy is in full force and effect, is with responsible insurance carriers and is substantially equivalent in coverage and amount to policies covering companies of the size of Dailey and in the business in which Dailey and the Dailey Subsidiaries is engaged, in light of the risk to which such companies and their employees, businesses, properties and other assets may be exposed. All retroactive premium adjustments under any worker's compensation policy of Dailey or any of the Dailey Subsidiaries have been recorded in Dailey's financial statements in accordance with generally accepted accounting principles and are reflected in the financial statements contained in the Dailey Commission Filings.

                  (s) Loans. Schedule 2.2(s) sets forth all existing loans, advances or other extensions of credit (excluding accounts receivable arising in the ordinary course of business) by Dailey or the Dailey Subsidiaries to any party, including intercompany loans, advances, guaranties or extensions of credit.

                  (t) Voting Requirements. Dailey has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the Delaware General Corporation Law, shall apply to the Transactions or to Weatherford. Dailey has also taken such other action with respect to any other anti-takeover provisions in its by-laws or Certificate of Incorporation to the extent necessary to consummate the Transactions on the terms set forth in this Agreement.

                                   ARTICLE III

                               COVENANTS OF DAILEY

         3.1 CERTAIN COVENANTS CONCERNING THE PROSPECTIVE BANKRUPTCY CASES.

                  (a) On or before June 1, 1999, each of Dailey and the Subsidiary Parties shall file the Bankruptcy Cases, together with the Plan substantially in the form attached as Exhibit A hereto and to which this Agreement shall be an Exhibit and the Disclosure Statement, with the Bankruptcy Court pursuant to Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). Weatherford and its counsel shall be given reasonable opportunity to review and comment upon drafts of the Disclosure Statement before its filing.

                  (b) Dailey and the Subsidiary Parties shall seek Bankruptcy Court approval of the Disclosure Statement as expeditiously as permitted by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the local rules, if any, of the Bankruptcy Court.

                  (c) Subject to their fiduciary obligations as debtors in possession in the Bankruptcy Cases, Dailey and the Subsidiary Parties shall exercise all reasonable efforts diligently and in good faith to cause the Plan to be confirmed by the Bankruptcy Court as promptly as practicable and in substantially the form of Exhibit A hereto. Dailey shall not amend or permit the Plan to be amended without the prior written consent of Weatherford and, upon the reasonable request of Weatherford, shall promptly file with the Bankruptcy Court all such amendments to the Plan, the Disclosure

         Statement or any exhibit to either as are necessary in order to give effect to the provisions of this Agreement. Subject to confirmation of the Plan, Dailey and the Dailey Subsidiaries shall take all action not inconsistent with the provisions of this Agreement that is necessary or appropriate in order to effect the consummation of the Plan and the Transactions.

                  (d) Neither Dailey nor any Dailey Subsidiaries shall have filed any motion or other pleading, or otherwise shall have brought any action or proceeding, challenging or objecting to the Dailey Note Claims of the holders of the Dailey Notes that are signatories to that certain agreement among such signatories and Dailey and the Subsidiary Parties (each a "Consenting Noteholder" and collectively, the "Consenting Noteholders") or otherwise seeking any recovery from, or injunctive relief against, a Consenting Noteholder (other than with respect to any alleged or actual breach by a Consenting Noteholder of the terms of this Agreement);

         3.2 CONDUCT OF BUSINESS BY DAILEY PENDING THE CLOSING DATE. Dailey covenants and agrees that, from the date of this Agreement until the Closing Date, unless Weatherford shall otherwise agree in writing or as otherwise expressly and specifically contemplated by this Agreement or expressly and specifically permitted in the Plan:

                  (a) The business of Dailey and the Dailey Subsidiaries shall be conducted only in, and Dailey and the Dailey Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

                  (b) Dailey and the Dailey Subsidiaries shall not, except as contemplated hereby or by the Plan, directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber any capital stock or grant or issue any right to acquire any capital stock; (ii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iii) redeem, purchase or acquire or offer to acquire any of its capital stock or outstanding indebtedness; (iv) acquire, agree to acquire or make any offer to acquire for cash or other consideration, any equity interest in or assets of any corporation, partnership, joint venture or other entity; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.2(b);

                  (c) Dailey and the Dailey Subsidiaries shall not enter into any contract regarding its business having a term greater than 120 days or involving an amount in excess of $500,000 nor commit to do the same; provided, however, that Weatherford shall not unreasonably withhold any consent sought by Dailey or any of the Dailey Subsidiaries with respect to this covenant;

                  (d) Dailey and the Dailey Subsidiaries shall not become bound by any agreement or obligation in an amount in excess of $500,000 in the aggregate for all such agreements and obligations; provided, however, that Weatherford shall not unreasonably withhold any consent sought by Dailey or any of the Dailey Subsidiaries with respect to this covenant;

                  (e) Neither Dailey nor any of the Dailey Subsidiaries shall
         (i) increase the compensation payable or to become payable to its officers or employees, except for increases in compensation of non-officer employees in accordance with past practices in salaries or wages of employees of Dailey or any of the Dailey Subsidiaries who are not officers of Dailey or any of the Dailey Subsidiaries, (ii) grant any severance or termination pay to any director, officer or other employee of Dailey or any of the Dailey Subsidiaries, (iii) enter into or amend any employment or severance agreement with any director, officer or other employee of Dailey or any of the Dailey Subsidiaries or (iv) establish, adopt, enter into, extend, or, except as set forth on Schedule 3.2(e), amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                  (f) Neither Dailey nor any of the Dailey Subsidiaries shall enter into any collective bargaining agreement or any agreement to change or modify any existing collective bargaining agreement, except for such changes or modifications as may be required by law;

                  (g) Neither Dailey nor any of the Dailey Subsidiaries shall merge or consolidate with any corporation or business entity, acquire control or acquire any capital shares of other securities of any other corporation or business entity, or take any steps incident to or in furtherance of any such actions, whether by entering into an agreement providing therefor or otherwise;

                  (h) Neither Dailey nor any of the Dailey Subsidiaries shall enter, or agree to enter, into any contract or agreement (i) granting any rights of first refusal or similar preferential rights to purchase any assets or rights of Dailey or any of the Dailey Subsidiaries, other than in the ordinary course of business with respect to non-material assets or rights, (ii) requiring the consent of any party to the consummation of any of the transactions contemplated by this Agreement or the Plan, or (iii) that if effective on the date hereof would be required to be identified as a disclosure pursuant to Schedule 2.2(p);

                  (i) Neither Dailey nor any of the Dailey Subsidiaries shall sell, lease, mortgage, pledge, grant a lien or encumbrance on or otherwise encumber or otherwise dispose of any of Dailey's or the Dailey Subsidiaries' properties or assets, except sales of inventory and rental of equipment in the ordinary course of business consistent with past practice, or cancel any material liabilities owed to it, or agree to do any of the foregoing;

                  (j) Except as disclosed in Schedule 3.2(j), neither Dailey nor any of the Dailey Subsidiaries shall, directly or indirectly, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Dailey or any of the Dailey Subsidiaries, guarantee any debt securities of another person (other than endorsements of drafts, checks and notes in the ordinary course of business), enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make or permit to remain outstanding any loans, advances or capital contributions to, or investments in, any other person, other than to Dailey or any Subsidiary Party;

                  (k) Neither Dailey nor any of the Dailey Subsidiaries shall make any election relating to Taxes or settle or compromise any material federal, state, local or foreign income tax liability;

                  (l) Neither Dailey nor any of the Dailey Subsidiaries shall change any accounting principle or practices used by it except as required by generally accepted accounting principles;

                  (m) Dailey shall use its reasonable efforts to (i) preserve intact the business organization of Dailey and the Dailey Subsidiaries,
         (ii) maintain in effect any material authorizations or similar rights of Dailey and the Dailey Subsidiaries, (iii) preserve the goodwill of those having material business relationships with Dailey and the Dailey Subsidiaries; (iv) maintain and keep each of Dailey's and the Dailey Subsidiaries' properties in the same repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (v) maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it;

                  (n) Dailey shall, and shall cause the Dailey Subsidiaries to, perform their respective obligations under any contracts and agreements to which it is a party or to which any of its assets is subject, except to the extent such failure to perform would not have a Dailey MAE;

                  (o) Neither Dailey nor any of the Dailey Subsidiaries shall
         (i) settle any unsecured claims in the Bankruptcy Cases without Weatherford's prior written consent or (ii) reject any executory contracts with respect to which the damages resulting from such rejection would exceed $50,000;

                  (p) Upon Weatherford's written request, Dailey and the Subsidiary Parties shall file and prosecute claims and objections in the Bankruptcy Cases;

                  (q) Neither Dailey nor any of the Dailey Subsidiaries shall amend or otherwise change its Certificate of Incorporation or bylaws or equivalent organizational documents;

                  (r) Neither Dailey nor any of the Dailey Subsidiaries shall take any action that would prevent or impede any party to this Agreement from obtaining any consent or approval the receipt of which is a condition to the consummation of the Plan;

                  (s) Neither Dailey nor any of the Dailey Subsidiaries shall enter into any agreement or arrangement that would limit or otherwise restrict Dailey or any of the Dailey Subsidiaries or any successor thereto or, after consummation of the Plan, Weatherford or any subsidiary thereof or any successor thereto, from engaging or competing in any line of business or in any geographic area;

                  (t) Neither Dailey nor any of the Dailey Subsidiaries shall take any action that is inconsistent with the terms of the Plan;

                  (u) Dailey shall not authorize any of, or commit or agree to take any of, or permit any Dailey Subsidiary to take any of, the foregoing actions to the extent prohibited by the foregoing and shall not, and shall not permit any of the Dailey Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Acquisition set forth in Article VI not being satisfied. Dailey promptly shall advise Weatherford orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Dailey and the Dailey Subsidiaries, taken as a whole, or cause a Dailey MAE; and

                  (v) Prior to the time the Bankruptcy Cases, the Plan and the Disclosure Statement are filed with the Bankruptcy Court, Dailey shall not, nor shall Dailey authorize or knowingly permit any affiliate, officer, director, employee, subsidiary, investment banker, attorney, advisor, agent or representative (collectively, any "Affiliate") of Dailey to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Alternative Transaction (as defined in Section 5.3(a)), (ii) enter into any agreement with respect to any Alternative Transaction, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Affiliate of Dailey, whether or not such Affiliate is purporting to act on behalf of Dailey, shall be deemed to be a material breach of this Agreement by Dailey.

                  In addition to the obligations of Dailey set forth in the foregoing paragraph, Dailey shall promptly advise Weatherford orally and in writing of any Alternative Transaction or any inquiry with respect to or which could lead to any Alternative Transaction, the material terms and conditions of such inquiry or Alternative Transaction (including any proposed financing for such Alternative Transaction), and the identity of the person proposing such Alternative Transaction. Dailey will keep Weatherford fully informed of the status and details of any such proposed Alternative Transaction.


                                   ARTICLE IV

              COVENANTS OF WEATHERFORD PRIOR TO THE EFFECTIVE TIME

         4.1 RESERVATION OF WEATHERFORD STOCK. Weatherford shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of Weatherford Common Stock as may be issuable pursuant to this Agreement upon consummation of the Acquisition.

         4.2 STOCK EXCHANGE LISTING. Weatherford shall use its best efforts to cause the shares of Weatherford Common Stock to be issued in the Acquisition to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Dailey and Weatherford shall (i) make all necessary filings with respect to the Plan and this Agreement under the HSR Act, the Securities Act, the Exchange Act, and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) use reasonable efforts to obtain all consents, waivers, approvals, authorizations, and orders required in connection with the authorization, execution, and delivery of this Agreement and the consummation of the Plan; and (iii) use reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable to consummate the Plan and make effective as promptly as practicable the Transactions, including (with respect to Dailey) causing any Dailey Subsidiary that is not a Subsidiary Party to authorize and execute any Other Agreements.

         5.2 NOTIFICATION OF CERTAIN MATTERS. Dailey shall give prompt notice to Weatherford, and Weatherford shall give prompt notice to Dailey, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time; and (ii) any material failure of Dailey or Weatherford, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be compiled with or satisfied by it hereunder.

         5.3 CERTAIN FEES AND EXPENSES. In the event that the Transactions and the Plan are not consummated under one of the circumstances set forth below (other than as a result of the breach of this Agreement by Weatherford), then Dailey and the Dailey Subsidiaries, jointly and severally, shall reimburse Weatherford for its reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and disbursements at such attorneys' normal hourly rates) incurred in connection this Agreement, the Plan, the Transactions and the Bankruptcy Cases, and shall also make the indicated payment to Weatherford to compensate Weatherford for its time and expense incurred in connection with this
Agreement:

                  (a) If the Transactions and the Plan are not consummated because of the failure of the condition set forth in Section 6.2(d) to occur, Dailey shall issue to Weatherford 2,000,000 shares of Dailey Class A Common, provided that if such failure is the result of an injunction or similar order issued by a Governmental Entity of competent jurisdiction and such injunction or order is subsequently dissolved or rescinded, Weatherford shall promptly return such shares to Dailey; in addition, if this Agreement is terminated by Weatherford because of the failure of the condition in Section 6.2(d) to be satisfied, and if within one year of such termination of this Agreement, an agreement or an agreement in principle is reached, a tender or exchange offer is commenced or a bankruptcy plan is filed, in any such case that results in an Alternative Transaction that is ultimately consummated, Dailey and the Dailey Subsidiaries shall also pay to Weatherford the amount of $6,000,000 as a condition to and upon consummation of the Alternative Transaction; for purposes of this Agreement, "Alternative Transaction" means (A) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Dailey or any of the Dailey Subsidiaries where the shareholders of Dailey cease to own at least 60% of the voting power and equity of the surviving entity, (B) the acquisition from Dailey or any of its affiliates in any manner, directly or indirectly, of a greater than 35% voting or equity interest in Dailey or the acquisition of in excess of $25 million in assets or businesses of Dailey and the Dailey Subsidiaries, on a consolidated basis or a sale of a material portion of Dailey's jar business or underbalanced or air drilling businesses, (C) the acquisition from the stockholders of Dailey, by tender offer, exchange offer or otherwise, of more than 35% of any class of common stock of Dailey then outstanding, or (D) any plan of reorganization providing for any of the foregoing, unless such plan of reorganization contemplates only the conversion of creditor claims into equity of Dailey and does not provide for any third-party additional equity or debt (except for working capital or capital facility financing);

                  (b) If the Transactions and the Plan are not consummated because any of the conditions set forth in Sections 6.1 or 6.2 hereof, excluding the conditions set forth in Section 6.2(b) and 6.2(d), fails to be satisfied or waived, Dailey and the Dailey Subsidiaries shall pay to Weatherford the amount of $6,000,000 provided, however, that if the failure of the condition contained in Section 6.2(e) to be satisfied is the result of Dailey's breach of its covenant contained in Section 3.2(v), then Weatherford's remedies shall be limited to such $6,000,000 plus the reimbursement of its reasonable out-of-pocket fees and expenses as set forth above in this Section 5.3; or

                  (c) If the Transactions and the Plan are not consummated because the condition set forth in Section 6.2(b) fails to be satisfied or waived, Dailey and the Dailey Subsidiaries shall not be required to pay any amounts other than the reimbursement provided for by this
         Section 5.3.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to consummate the Agreement and the Transactions shall be subject to the fulfillment of the following conditions:

                  (a) (i) none of the Bankruptcy Cases shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, (ii) the Plan shall incorporate the terms of this Agreement and (iii) the Plan shall have been confirmed pursuant to an order of the Bankruptcy Court, which order shall have become final, non-appealable and not subject to further review (the "Confirmation Order") in accordance with the provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court.

                  (b) The waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated;

                  (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Transactions or the Plan;

                  (d) There shall have been obtained any and all material permits, approvals and consents of any governmental body, commission or agency that reasonably may be deemed necessary so that the consummation of the Plan and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Dailey MAE or Weatherford MAE; and

                  (e) The receipt of all approvals and consents of third persons the granting of which is necessary for the consummation of the Plan or the Transactions contemplated in connection therewith.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF WEATHERFORD. The obligation of Weatherford to consummate the Agreement and the Transactions is, at the option of Weatherford, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of Dailey and the Dailey Subsidiaries in this Agreement shall be true and correct on the Closing Date as if made on and as of that date, except for changes that do not constitute a breach or violation of Section 3.2 hereof, or with the prior written consent of Weatherford;

                  (b) There shall have been no material adverse change in the assets, properties, business, operations, or condition (financial or otherwise) of Dailey and the Dailey Subsidiaries (taken as a whole), other than those changes arising out of the filing of the Bankruptcy Cases and the Plan (including any adverse effect on the interest of Air Drilling Services, Inc. in International Nitrogen Services, LLC), provided, however, that a continuation of trends of the type and magnitude as reflected in the consolidated financial statements contained in the Dailey Commission Filings filed since January 1, 1998 and the Draft 10-Q shall not be considered to be such a material adverse change;

                  (c) There shall be no liability or claim existing with respect to Dailey or any Subsidiary Party that is material to Dailey and the Subsidiary Parties, taken as a whole, other than such liabilities or claims the nature and amount of which have been disclosed in all material respects in this Agreement as of the date hereof;

                  (d) (i) the Dailey Noteholders shall not have elected to exercise their right to terminate their obligations under the Agreement dated May 21, 1999, among Weatherford, Dailey, the Subsidiary Parties,
         J. D. Lawrence, and certain Dailey Noteholders (the "Voting Agreement"), which right arose as a result of Dailey's failure to timely file the Bankruptcy Cases, the Plan and the Disclosure Statement on or before June 1, 1999, and (ii) Weatherford shall not have notified Dailey of its election to terminate this Agreement pursuant to this
         Section 6.2(d) by noon, Houston time on June 3, 1999 based on Weatherford's determination in its sole discretion that Dailey and the Subsidiary Parties have not made or are not making a good faith effort to file the Bankruptcy Cases, the Plan and the Disclosure Statement on or prior to June 1, 1999;

                  (e) All of the other terms, conditions, covenants and agreements to be complied with or performed by Dailey under this Agreement on or before the Closing Date shall have been duly complied with or performed in all material respects;

                  (f) Unless otherwise agreed to in writing by Weatherford, on or before September 30, 1999 the Confirmation Order shall have become a final non-appealable (and not subject to pending appeal) order that, among other things, (A) approves the terms of this Agreement and Dailey's execution, delivery and performance of this Agreement, the Technology Agreement, and all other agreements contemplated by this Agreement; (B) approves the sale of the New Dailey Stock to Weatherford free and clear of all liens, claims, interests, rights of others and encumbrances of every kind; (C) includes an express finding that Weatherford is a "good faith purchaser" of the New Dailey Stock; (D) includes an express finding that Weatherford has acted in good faith with respect to the Acquisition pursuant to Section 363(m) of the Bankruptcy Code; (E) expressly effects the assumption of this Agreement by Dailey and the Subsidiary Parties, and of the Technology Agreement by Dailey pursuant to Section 365(a) of the Bankruptcy Code; (F) enjoins and restrains all creditors of Dailey or any of the Subsidiary Parties from asserting any lien, claim, interest or encumbrance (other than any lien, claim, interest or encumbrance that cannot be removed under the Bankruptcy Code) that any of them has or had against the Dailey Stock or any of the assets of Dailey or the Subsidiary Parties;
         (G) includes a reservation, pursuant to the Plan, of jurisdiction by the Bankruptcy Court to implement and enforce this Agreement and Weatherford's peaceful use and enjoyment of the assets of Dailey or any of the Subsidiary Parties after the Closing Date, free and clear of all liens, claims, and encumbrances to the fullest extent permitted under the Bankruptcy Code; (H) terminates the automatic stay under Section 362 of the Bankruptcy Code to the extent necessary to permit Weatherford to enforce the terms of this Agreement; (I) releases Weatherford and its post-closing affiliates, representatives, employees and agents from any claims related to or arising in the Bankruptcy Case through the Closing Date other than claims arising under this Agreement; (J) provides that the transfer of the Dailey Stock to Weatherford is exempt from any tax to the fullest extent permitted by Section 1146 of the Bankruptcy Code; (K) provides that the issuance of Weatherford Common Stock pursuant to the Plan in accordance with the terms of this Agreement is exempt from registration under the Securities Act and all applicable state and local securities laws; and
         (L) any other matter that Weatherford shall reasonably determine is necessary or appropriate to effect the transactions contemplated by, and to carry out the intent of, this Agreement;

                  (g) The Disclosure Statement, the Plan and the Confirmation Order shall (i) incorporate, and otherwise be consistent in all material respects with, the terms of this Agreement and (ii) be in form and substance reasonably satisfactory to Weatherford;

                  (h) Dailey shall deliver to Weatherford customary closing documents, each of which shall be dated as of the Closing Date, duly executed and in a form reasonably satisfactory to Weatherford, including a certificate of Dailey's president or a vice president confirming all of the matters set forth in Sections 6.2(a)-(c);

                  (i) The Lease Modification Agreement between Dailey and Lawrence International, Inc., in substantially the form as attached to the Plan, shall have been entered into by such parties and shall remain in effect;

                  (j) There shall not have occurred (i) any suspension or limitation on trading in securities generally on the New York Stock Exchange or the establishment of minimum prices on such Exchange, (ii) a declaration of a banking moratorium either by Federal or New York State authorities or (iii) any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of Weatherford, impractical or inadvisable to proceed with the consummation of the transactions contemplated hereby to be consummated at the Closing Date; and

                  (k) the Voting Agreement shall not have been terminated on or before September 30, 1999.

         6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF DAILEY. The obligation of Dailey to consummate the transactions contemplated by this Agreement is, at the option of Dailey, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of Weatherford contained in Section 2.1 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Weatherford on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by any vice president or senior vice president of Weatherford shall have been delivered to Dailey; and

                  (b) The Bankruptcy Court shall have entered an order of confirmation of the Plan with respect to all debtors in the Bankruptcy Cases, which order shall have become a final order.

                                   ARTICLE VII

                               GENERAL PROVISIONS

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall survive the confirmation of the Plan and the Closing Date.

         7.2 PUBLIC STATEMENTS. Dailey and Weatherford agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby.

         7.3 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.

         7.4 NOTICES. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in Person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         if to Dailey:

                  Dailey International, Inc.
                  2507 N. Frazier
                  Conroe, Texas 77303
                  Attn:  Al Kite
                  Facsimile:  409-539-2132

         with a copy to:

                  Haynes and Boone, LLP
                  1000 Louisiana, Suite 4300
                  Houston, Texas 77002
                  Attn:  Marc H. Folladori
                         Robert D. Albergotti
                  Facsimile: 713-547-2600

         if to Weatherford or Sub:

                  Weatherford International, Inc.
                  515 Post Oak Blvd., Suite 600
                  Houston, Texas 77027
                  Attn: Curtis W. Huff
                  Facsimile: 713-693-4484
         with a copy to:

                  Andrews & Kurth L.L.P.
                  600 Travis, Suite 4200
                  Houston, Texas 77002
                  Attn: Robert V. Jewell
                  Facsimile: 713-220-4285

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.4. Such notices shall be effective, (i) if delivered in Person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         7.5 GOVERNING LAW. All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

         7.6 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         7.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         7.8 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         7.9 CONFIDENTIALITY AGREEMENTS. The Confidentiality Agreements entered into between Weatherford and Dailey on August 12, 1998, and May 12, 1999 (the "Confidentiality Agreements") are hereby incorporated by reference herein and made a part hereof.

         7.10 ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES. This Agreement, the Other Agreements and the Confidentiality Agreements constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any Person not a party hereto any rights or remedies hereunder.

         7.11 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         IN WITNESS WHEREOF, each of the parties caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                              WEATHERFORD

                                              WEATHERFORD INTERNATIONAL, INC.



                                              By: /s/ Curtis W. Huff
                                                 -------------------------------
                                              Name: Curtis W. Huff
                                                    ----------------------------
                                              Title: Senior Vice President
                                                     ---------------------------


                                              DAILEY

                                              DAILEY INTERNATIONAL INC.



                                              By: /s/ J.D. Lawrence
                                                 -------------------------------
                                              Name: J.D. Lawrence
                                                    ----------------------------
                                              Title: Chairman of the Board
                                                     ---------------------------

                                              SUBSIDIARY PARTIES


                                              DAILEY ENERGY SERVICES, INC.



                                              By: /s/ Al E. Kite
                                                 -------------------------------
                                              Name: Al E. Kite
                                                    ----------------------------
                                              Title: President
                                                     ---------------------------

                                              DAILEY INTERNATIONAL SALES
                                              CORPORATION



                                              By: /s/ Al E. Kite
                                                 -------------------------------
                                              Name: Al E. Kite
                                                    ----------------------------
                                              Title: President
                                                     ---------------------------

                                              COLOMBIA PETROLEUM SERVICES
                                              CORP.



                                              By: /s/ Al E. Kite
                                                 -------------------------------
                                              Name: Al E. Kite
                                                    ----------------------------
                                              Title: President
                                                     ---------------------------

                                              INTERNATIONAL PETROLEUM
                                              SERVICES, INC.



                                              By: /s/ Al E. Kite
                                                 -------------------------------
                                              Name: Al E. Kite
                                                    ----------------------------
                                              Title:
                                                     ---------------------------

                                              DAILEY ENVIRONMENTAL
                                              REMEDIATION TECHNOLOGIES



                                              By: /s/ Al E. Kite
                                                 -------------------------------
                                              Name: Al E. Kite
                                                    ----------------------------
                                              Title: President
                                                     ---------------------------

                                              DAILEY WORLDWIDE SERVICES, CORP.



                                              By: /s/ Al E. Kite
                                                 -------------------------------
                                              Name: Al E. Kite
                                                    ----------------------------
                                              Title: President
                                                     ---------------------------

                                              AIR DRILLING INTERNATIONAL, INC.



                                              By: /s/ Al E. Kite
                                                 -------------------------------
                                              Name: Al E. Kite
                                                    ----------------------------
                                              Title: President
                                                     ---------------------------

                                              AIR DRILLING SERVICES, INC.



                                              By: /s/ Al E. Kite
                                                 -------------------------------
                                              Name: Al E. Kite
                                                    ----------------------------
                                              Title: President
                                                    ----------------------------